EXHIBIT 4.6

FIFTH AMENDMENT

TO THE

EQT CORPORATION
EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2015)

This Fifth Amendment (the “Fifth Amendment”) to the EQT Corporation Employee Savings Plan (As Amended and Restated Effective as of January 1, 2015) (the “Plan”) is made by EQT Corporation (the “Company”) and is effective as of the dates set forth below.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted and presently maintains the Plan, which was most recently amended and restated effective January 1, 2015;

WHEREAS, the Company has previously amended the Plan on four prior occasions;

WHEREAS, for the sake of administrative efficiency and clarity, the Company now desires to further amend the Plan, effective as of the date set forth in such amendment, principally to address, among other things, certain administrative and operational issues arising from corporate transactions involving the Company that occurred during the 2018 Plan Year; and

WHEREAS, under Section 11.1 of the Plan, the Company reserved the right to amend the Plan at any time, including by action of the Company’s President and Chief Executive Officer or its Vice President & Chief Human Resources Officer (now known as the Senior Vice President, Human Resources), subject to certain limitations not applicable to this Fifth Amendment.

NOW, THEREFORE, pursuant to Section 11.1 of the Plan, the Company hereby amends the Plan as follows:

Effective for claims filed on or after April 1, 2018:

1.                                      Section 2.11(b) is amended to read as follows (new text underlined, deleted text stricken):

“(b)                           In addition to providing the information set forth in Section 2.10(b), any adverse determination shall include the following:~~,~~

(i)                         if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the initial adverse determination, ~~the notice of the adverse determination shall contain either: (i)~~ the specific rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination; ~~or (ii) a statement that such a rule, guideline,~~

~~protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request.~~

(ii)                      if there is no internal rule, guideline, protocol, or other similar criterion applicable to the claim, a statement that such rule, guideline, protocol, or other similar criterion does not exist;

(iii)                   if the adverse determination is based on medical necessity, experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment applying the exclusion or limit to the Claimant’s medical circumstances or a statement that the same will be provided without charge upon request by the Claimant;

(iv)                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;

(v)                     a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(1)                                 the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(2)                                 the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(3)                                 a Social Security Administration disability determination regarding the Claimant presented by the Claimant to the Plan.”

2.              Section 2.11(c) is amended to read as follows (new text underlined, deleted text stricken):

“(c)                            A Claimant whose claim has been denied under this Section 2.11 shall have the appeal rights described in Section 2.10(c), except that the Claimant shall have a period of one hundred eighty (180) days in which to request a full review by the BAC of the denial.  In connection with the appeal, the Claimant will receive: (i) written notice of the identity of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; (ii) as soon as possible before the BAC issues a decision on the appeal, and sufficiently in advance of the date on which the notice of adverse benefit determination is required to be provided to the Claimant under the Plan so as to give the Claimant a reasonable opportunity to respond prior to such date, (1) any new or additional evidence considered, relied upon, or generated by the BAC (or at the direction of the BAC) in connection with the claim; or (2) any new or additional rationale used as a basis for denying the claim.”

3.              Section 2.11(d) is amended to read as follows (new text underlined, deleted text stricken):

“(d)                           The BAC’s review shall be subject to the provisions of Section 2.10(d), except that:

(i)                         the decision on review shall be rendered in forty-five (45) days or in special circumstances such as where the BAC in its sole discretion finds there is a need to hold a hearing, within ninety (90) days of receipt of the request for review, in which case written notice of the delay and the date by which the BAC expects to render a decision will be given to the Claimant within the initial forty-five (45)-day period;

(ii)                      to the extent that the initial denial was based upon a medical judgment, the BAC shall consult with an appropriate health care professional, which professional shall be an individual who was not consulted in connection with the initial adverse benefit determination and who is not a subordinate of such previously-consulted professional; ~~and~~

(iii)                   if an internal rule, guideline, protocol, or other similar criterion was relied upon in making an adverse determination on review, the notice provided to the Claimant shall contain ~~either~~ the specific rule, guideline, protocol, or other similar criterion~~, or a statement that such rule, guideline, protocol, or other similar criterion was~~ relied upon in making the adverse determination; ~~and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request.~~

(iv)                  if there is no internal rule, guideline, protocol, or other similar criterion applicable to the claim, a statement that such rule, guideline, protocol, or other similar criterion does not exist;

(v)                     if the adverse determination on review is based on a medical necessity, experimental treatment or similar exclusion or limit, the notice provided to the Claimant shall contain either an explanation of the scientific or clinical judgment on which the determination was based, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such an explanation will be provided without charge upon request;

(vi)                  the decision on review shall state the calendar date on which any applicable contractual limitations period expires for the Claimant to bring an action seeking judicial review of the Plan’s determination;

(vii)               any adverse determination on review shall include an explanation of the basis for disagreeing with or not following:

(1)                                 the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(2)                                 the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(3)                                 a Social Security Administration disability determination regarding the Claimant presented by the Claimant to the Plan.”

Effective June 19, 2018:

4.                                      Section 8.2 of the Plan is amended by adding a new sentence at the end of the second paragraph therein to read in its entirety as follows:

“Effective as of the June 19, 2018 closing date of the sale of the non-core Permian Basin assets located in Texas, each Participant who was an active employee of the Company, and who transferred employment to the buyer of such assets, on such closing date shall have thereafter a non-forfeitable interest in the full value of the Participant’s Account attributable to Matching Contributions and Retirement Contributions, if any.”

Effective July 18, 2018:

5.                                      Section 8.2 of the Plan is amended by adding another new sentence at the end of the second paragraph therein (immediately following the new sentence added by Item 4 herein) to read in its entirety as follows:

“Effective as of the July 18, 2018 closing date of the sale of the non-core Huron assets to Diversified Gas and Oil PLC (“Diversified G/O”), each Participant who was an active employee of the Company, and who transferred employment to Diversified G/O, on such closing date shall have thereafter a non-forfeitable interest in the full value of the Participant’s Account attributable to Matching Contributions and Retirement Contributions, if any.”

6.                                      Section 9.8 of the Plan is amended by adding a new sentence at the end thereof to read in its entirety as follows:

“With respect to each Participant who was an active employee of the Company, and who transferred employment to Diversified Gas and Oil PLC as of the July 18, 2018 closing date of the sale of the non-core Huron assets and who has a Separation from Service Date as a result thereof, the Plan Manager shall instruct the Trustee to transfer in-kind, and rollover, any promissory note evidencing an outstanding loan along with the balance of the Participant’s Account which is pledged as collateral security with respect to such loan and any Company Stock allocated to the Participant’s Account; provided that the Participant makes a written request for a distribution of the entire non-forfeitable Account that also includes requests by the Participant both for a direct rollover to a tax-favored retirement plan sponsored by Diversified Gas and Oil PLC or its affiliates and for an in-kind transfer with respect to any outstanding loan to the Participant under the Plan that is not yet in default and/or any Company Stock.”

Effective November 13, 2018:

7.                                      Section 3.2 of the Plan is amended by revising the last sentence therein to read in its entirety as follows (new text underlined; deleted text stricken):

“For the avoidance of doubt, a Severance from Service Date shall be deemed to have occurred: (i) on the Closing Date (as defined in the PNG Purchase Agreement) with respect to any Participant who is a Company Employee (as defined in the PNG Purchase Agreement) as of the Closing Date; and, (ii) on the closing date of the corporate spin-off event that occurred effective at 11:59 p.m. on November 12, 2018, with respect to any Participant who is an Equitrans Transfer Participant (as defined in Section 9.16).”

8.                                      Section 4.2(a) of the Plan is amended by:

a.              Removing the word “and” where it appears immediately after clause (i) in the second paragraph therein and inserting a “;” in its place; and,

b.              Inserting a new clause (iii) at the end of the first sentence of the second paragraph and immediately after the words “[…] of the 2013 Plan Year)” to read in its entirety as follows:

“; and, (iii) with respect to only the time period during the 2018 Plan Year up to the closing date mentioned herein, and if not included under clause (i) herein, each Participant who is an active Equitrans Transfer Participant (as defined in Section 9.16, but which shall exclude any such person who is providing services under an EAWA) on the closing date of the corporate spin-off event that occurred effective at 11:59 p.m. on November 12, 2018 (regardless of whether the Participant is (A) a non-represented employee and (B) actively employed as an Employee on the second payroll date for non-represented employees that occurs in December of the 2018 Plan Year).”

9.                                      A new Section 9.16 is added to the Plan to read as follows:

“9.16                  Special Spin-Off Provisions for Participants Transferred to Equitrans Midstream Corporation.  Pursuant to the corporate spin-off event that occurred effective at 11:59 p.m. on November 12, 2018, which resulted in the transfer of employment of certain employees (and other persons under an executive alternative work arrangement (EAWA) assigned to Equitrans) from the Company to Equitrans Midstream Corporation (the “Equitrans Transfer Participants”), all Plan Accounts of such Equitrans Transfer Participants and the attributes of such Accounts (including, without limitation, vesting status and, if any, Participant loan terms and conditions) shall be, and are, transferred as soon thereafter as administratively feasible in an asset spin-off into a new 401(k) retirement plan sponsored and maintained by Equitrans Midstream Corporation.  For purposes of the transfer contemplated herein, the valuation of Plan Accounts of Equitrans Transfer Participants shall take place immediately prior to the transfer date and with actual transfer of Plan Accounts to occur as soon as administratively feasible thereafter.  In all events, each Equitrans Transfer Participant’s total account balance in the 401(k) retirement plan sponsored and maintained by Equitrans Midstream Corporation immediately following the transfer shall equal such Equitrans Transfer Participant’s total account balance in the Plan immediately before the transfer.”

10.                               A new Section 16.3(c) is added to the Plan, to read as follows:

“(c)                            Pursuant to the corporate spin-off event that occurred effective at 11:59 p.m. on November 12, 2018 (the “Stock Split Date”) which resulted in each shareholder of Company Stock receiving share(s) of Equitrans Midstream Corporation (“Equitrans Stock”), each Participant with an ESOP Account balance shall be entitled to hold Equitrans Stock as an investment option under the Plan on a limited duration basis.  Such investment in Equitrans Stock under the Plan shall only be permitted during the time period that begins with the Stock Split Date and ends on the date that is one hundred eighty (180) days after the Stock Split Date (the “Equitrans Investment Period”).  During the Equitrans Investment Period, Participants with investments in Equitrans Stock shall be permitted to reduce their investments under the Plan in Equitrans Stock (and allocate any such amount invested in Equitrans Stock to other investment options available under the Plan), but in no event shall Participants be permitted to begin to invest, or increase investment (other than as provided herein with respect to reinvestment of dividends on such Stock), in Equitrans Stock during the Equitrans Investment Period.  During the Equitrans Investment Period, dividends, if any, paid on Equitrans Stock held in a Participant’s Account shall be automatically reinvested in additional shares of such Stock for such Account.  Participants will be given the opportunity to vote any shares of Equitrans Midstream Corporation held in their Account under the Plan prior to the liquidation of such shares.  In the event that any Participant has not directed that amounts invested in Equitrans Stock under the Plan be reinvested in other investment options available under the Plan by the end of the Equitrans Investment Period, all such amounts so invested shall be liquidated as of the end of the Equitrans Investment Period and shall be reinvested on behalf of the Participant in the Plan’s default investment option pursuant to Section 5.3.  Following the Equitrans Investment Period, Equitrans Stock shall not be offered as an investment option under the Plan.”

11.                               In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect.  In order to maintain the terms of the Plan in a single document, this Fifth Amendment may be incorporated into the most recent restatement of the

Plan and the Table of Contents and any section numbers and section references or cross-references can be corrected and/or updated at any time.

IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed by its duly authorized officer this 27th day of December, 2018.

ATTEST		EQT CORPORATION

By:	/s/ Timothy C. Lulich	By:	/s/ David J. Smith
	Timothy C. Lulich		David J. Smith
	Deputy General Counsel, Governance & Enterprise Risk		Senior Vice President, Human Resources